Exhibit 10.8

THIRD AMENDMENT TO LEASE

This Third Amendment (the “Amendment”) to Lease is made as of November 24, 2010, by and between ARE-EAST GUDE LEASE, LLC, a Delaware limited liability company (“Landlord”), successor-in-interest to ARE ACQUISITIONS, LLC, a Delaware limited liability company (“Original Landlord”), and SUPERNUS PHARMACEUTICALS, INC., a Maryland corporation (“Tenant”) successor-in-interest to SHIRE LABORATORIES INC., a Delaware corporation (“Original Tenant”).

RECITALS

A.                                   Original Landlord and Original Tenant entered into that certain Standard Form Multi-Tenant Net Lease dated as of April 19, 1999 (the “Original Lease”) as amended by that certain First Amendment to Lease dated November 1, 2002 between Original Landlord and Original Tenant (the “First Amendment”). Original Landlord, as landlord, and Landlord, as tenant, entered into that certain Master Lease dated as of August 7, 2003 thereby creating a leasehold estate in favor of Landlord superior to that of Original Tenant under the Original Lease, as amended, and in connection therewith, Landlord assumed all of Original Landlord’s obligations under the Original Lease, as amended. Landlord, Original Tenant and Tenant entered into that certain Second Amendment to Lease dated December 22, 2005 between Landlord and Tenant (“Second Amendment”) whereby Tenant assumed Original Tenant’s obligations under the Original Lease, as amended.  The Original Lease, as amended by the First Amendment, the Second Amendment and this Amendment is hereinafter referred to collectively as the “Lease.”  Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Lease.

B.                                     Pursuant to the Lease, Landlord subleases to Tenant certain premises (the “Premises”) located at 1550 East Gude Drive, Rockville, Maryland and more particularly described in the Lease.

C.                                     Landlord and Tenant desire to amend the Lease to, among other things, extend the Term of the Lease.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.                                       Term.  The Term of the Lease shall be extended for an additional five (5) year period (the “Second Additional Term”) beginning on May 1, 2013 (the “Second Additional Term Commencement Date”) and, unless otherwise sooner terminated in accordance with the terms of the Lease, ending on April 30, 2018 (the “Second Additional Term Expiration Date”).  The Term Expiration Date, as such term is defined in Section 1.1.9 of the Lease, shall mean the Second Additional Term Expiration Date.

2.                                       Extension Option. Section 4 of the Second Amendment is hereby deleted in it entirety; provided, however that the “Right to Extend Addendum” attached to the Original Lease and incorporated therein remains deleted in its entirety. In the alternative, Tenant shall have a one time right (the “Extension Right”) to extend the Term beyond the Second Additional Term for one, five (5) year period (the “Extension Term”) on the same terms and conditions as the Lease (other than Annual Basic Rent) by giving Landlord written notice of its election to exercise the Extension Right at least nine (9) months prior to the Second Additional Term Expiration Date.

3.                                       Rent Adjustments.

(a)                                  Subject to Section 4 below, Basic Annual Rent shall be payable pursuant to the Lease, without the adjustment described in Section 6 of the Original Lease, through October 30, 2013.  Thereafter, Basic Annual Rent shall be payable pursuant to the Lease and adjusted as provided in Section 3(b) below.

(b)                                 Section 6 of the Original Lease is hereby deleted in its entirety and replaced with the following.

“6. Rent Adjustment. Commencing on the November 1, 2013 and on each anniversary thereof through and including the Extension Term, if any, Basic Annual Rent shall be adjusted by multiplying the Basic Annual Rent payable immediately before such adjustment by Two Percent (2%) and adding the resulting amount to the Basic Annual Rent payable immediately before such adjustment.”

3.                                       Basic Rent Abatement. So long as Tenant is not in Default under the Lease, Basic Monthly Rent shall be abated for the months of (i) November and December 2010, and (ii) January through April 2011.

4.                                       Improvement of Premises.  As described in the Work Letter attached hereto as Exhibit A (“Work Letter”), and subject to the terms and conditions thereof, Landlord shall provide a Tenant Improvement Allowance of $1,250,000 in the aggregate (the “TI Allowance”), which TI Allowance shall be used to improve the interior portion of the Premises or as otherwise set forth in the Work Letter.  Further, Landlord and Tenant will make certain capital improvements and repairs to the base building as set forth in the Work Letter.

5.                                       OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.                                       Miscellaneous.

(a)                                  This Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)                                 This Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(c)                                  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Amendment attached thereto.

(d)                                 Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this transaction, and that no Broker brought about this transaction.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

(e)                                  Except as amended and/or modified by this Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Amendment.  In the event of any conflict between the provisions of this Amendment and the provisions of the Lease, the provisions of this Amendment shall prevail.  Whether or not specifically amended by this Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Amendment.

(Signatures on Next Page)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TENANT:

SUPERNUS PHARMACEUTICALS, INC.
a Maryland corporation

By:	/s/ Jack Khattar
Its:	President & CEO

LANDLORD:

ARE-EAST GUDE LEASE, LLC,
a Delaware limited liability company

By:	ARE ACQUISITIONS, LLC
a Delaware limited liability company
Its managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
its managing member

		By:	/s/ Jackie Clem
VP Real Estate Legal Affairs

EXHIBIT A

WORK LETTER

THIS WORK LETTER dated November 24, 2010 (this “Work Letter”) is made and entered into by and between ARE-EAST GUDE LEASE, LLC, a Delaware limited liability company (“Landlord”), and SUPERNUS PHARMACEUTICALS, INC., a Maryland corporation (“Tenant”) and is attached to and made a part of the Third Amendment to Lease of even date herewith (the “Third Amendment”), by and among Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Third Amendment or Lease (as defined in the Third Amendment).

1.                                       General Requirements.

(a)                                  Tenant’s Authorized Representative.  Tenant designates Jack Khattar, Rip Wilson, and Frank Mottola (any such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.  No period set forth herein for any approval of any matter by Tenant’s Representative shall be extended by reason of any change in Tenant’s Representative.  Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as defined in Section 6 below).

(b)                                 Landlord’s Authorized Representative.  Landlord designates Lawrence Diamond and Hayro Zelaya (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.  No period set forth herein for any approval of any matter by Landlord’s Representative shall be extended by reason of any change in Landlord’s Representative.  Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)                                  Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (defined below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

2.                                       Tenant Improvements.

(a)                                  Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the interior portion of Premises of a fixed and permanent nature (the “Interior Improvements”) and those certain capital improvements (as defined by generally accepted accounting principles) to the Premises desired by Tenant and approved by Landlord (the “Capital Improvements”).  Notwithstanding anything to the contrary in this Work Letter, Landlord’s approval of any Capital Improvements shall not be unreasonably withheld, conditioned or delayed.

Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy other than (i) funding the TI Allowance and the Unused Capital Improvement Allowance (defined below), and (ii) Landlord’s obligations under Section 5(d), Section 5(e) and Section 6.

(b)                                 Tenant’s Space Plans.  At any time from the mutual execution and delivery of the Third Amendment through the Second Additional Term Expiration Date, Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements, and containing a breakdown between the Interior Improvements and the Capital Improvements. Not more than 10 business days following Landlord’s receipt of the TI Design Drawings, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings.  All Capital Improvements shall be subject to Landlord’s prior review and approval.  Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 business days thereafter.  Such process shall continue until Landlord has approved the TI Design Drawings.

(c)                                  Working Drawings.  Not later than 30 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings.  Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Once approved by Landlord, subject to the provisions of Section 2(d) below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below) or as may be reasonably required due to changes in field conditions provided that such modifications do not increase the TI costs (defined below) or materially alter the scope of the Tenant Improvements.

(d)                                 Approval and Completion.  Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant shall make the final decision regarding the design of the Tenant Improvements, provided Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, provided further that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(g) below).  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.                                       Performance of Tenant’s Work.

(a)                                  Definition of Tenant’s Work.  As used herein, “Tenant’s Work” shall mean the work of constructing the Tenant Improvements.

(b)                                 Commencement and Permitting of Tenant’s Work.  Tenant shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Landlord shall assist Tenant in obtaining the TI Permit.

(c)                                  Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion.

4.                                       Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

(a)                                  Tenant’s Right to Request Changes.  If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 8 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Implementation of Changes.  If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(g) below) required in connection with such Change, Tenant may cause the approved Change to be instituted.

5.                                       Costs.

(a)                                  Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade and between the Interior Improvements and the Capital Improvements, of the costs incurred or which will be incurred, in connection with the design and construction of Tenant’s Work (the “Budget”).  The Budget shall be based upon the TI Construction Drawings approved by Landlord.

(i)                                     If the allocations within the Budget for Interior Improvements and Capital Improvements collectively exceed the TI Allowance plus the Unused Capital Improvement Allowance, by more than $100,000, then Tenant shall, prior to the commencement of construction of the Interior Improvements or Capital Improvements, deposit with Landlord the difference in cash for disbursement by Landlord as described in Section 5(h).

(ii)                                  If the allocations within the Budget for Interior Improvements and Capital Improvements collectively exceed the TI Allowance plus the Unused Capital Improvement Allowance, by $100,000 or less, then Tenant shall, prior to the commencement of construction of the Interior Improvements or Capital Improvements, provide Landlord with evidence that Tenant, in Landlod’s reasonable judgment, has the resources and financial ability to fund such cost differential.

(b)                                 TI Allowance.  Subject to the terms and conditions of this Work Letter, Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) in the amount of $1,250,000.00 in the aggregate, which is included in the Basic Annual Rent set forth in the Third Amendment.

(c)                                  Unused Capital Improvement Allowance.  Pursuant to the Second Amendment (as defined in the Lease) Landlord agreed to provide to Tenant a capital improvement allowance to be used solely for the costs of the design and construction of Capital Improvements in the aggregate amount of $300,000 (“Capital Improvement Allowance”). As of the date of the Third Amendment, Tenant has used a portion of the Capital Improvement Allowance totaling $126,958.30 and a portion of the Capital Improvement Allowance totaling $173,041.70 (the “Unused Capital Improvement Allowance”) remains unused. Tenant shall apply the Unused Capital Improvement Allowance in accordance with Section 5(d) below.

Both the TI Allowance and Unused Capital Improvement Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have the right to the use the TI Allowance for the construction of (i) the Interior Improvements and Capital Improvements described in the TI Construction Drawings approved pursuant to Section 2(d), (ii) any Changes pursuant to Section 4 or (iii) any other Capital Improvements (other than the Capital Improvements described in Section 5(d) or Section 5(e)) approved by the Landlord from time to time prior to the Second Additional Term Expiration Date; provided, however, that Tenant shall not have the right to use the TI Allowance for any reduction in Base Rent or for any purpose not described in subsections (i)-(iii) of this paragraph..

(d)                                 Replacement of the HVAC Carrier Unit.  Tenant shall replace the HVAC Carrier Unit including the VAV valves/boxes (“HVAC Carrier Unit”).  The cost of the replacement of the HVAC Carrier Unit as shown in the proposal from Mechanical Engineering and Construction Corp. dated November 16, 2010 is $309,000 (the “HVAC Carrier Unit Cost”).  The Unused Capital Improvement Allowance shall be applied to the HVAC Carrier Unit Cost and Landlord shall reimburse Tenant for the remaining HVAC Carrier Unit Cost in an amount equal to $135,958.30 in accordance with Section 5(i) below.  Tenant shall have no right to use the Unused Capital Improvement Allowance for any reduction in Base Rent or for any purpose not described in Section 5(d).

(e)                                  Other Capital Improvement Reimbursement.  Tenant shall replace the 6 rooftop, HVAC units and Landlord shall reimburse Tenant for the actual cost of such replacement in accordance with Section 5(i) below.

(f)                                    Costs Includable in TI Fund.  The TI Fund shall be comprised of two components, those funds to be used for the Interior Improvements and those to be used for the Capital Improvements and shall be used solely for the payment of design and construction costs in connection with the construction of the Interior Improvements or Capital Improvements, as applicable, and shall include, without limitation, the cost of preparing the applicable portions of the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to pay for any Capital Improvements not previously approved by Landlord, or to purchase any furniture, personal property or other non-Building System materials or equipment, including, but not be limited to, biological safety cabinets and other scientific equipment not incorporated into the Improvements.  For clarification purposes, the TI Fund may be used by Tenant to pay for Capital Improvements approved in advance by Landlord from time to time through the Second Additional Term Expiration Date.

(g)                                 Excess TI Costs.  Subject to Section 5(d) and Section 5(e), it is understood and agreed that Landlord is under no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance and Unused Capital Improvement Allowance.

(i)                                     If at any time and from time-to-time, the remaining TI Costs under the Budget allocated to the Interior Improvements and Capital Improvements, collectively exceed the amount of the remaining unexpended TI Allowance plus the Unused Capital Improvement Allowance, by more than $100,000, then Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the then current TI Cost in excess of the remaining TI Allowance or Unused Capital Improvement Allowance (“Excess TI Costs”). If Tenant fails to deposit, or is late in depositing, any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same will be considered Rent.

(ii)                                  If at any time and from time-to-time, the remaining TI Costs under the Budget allocated to the Interior Improvements and Capital Improvements, collectively exceed the amount of the remaining unexpended T1 Allowance plus the Unused Capital Improvement Allowance, by $100,000 or less, then Tenant shall, provide Landlord with evidence that Tenant, in Landlord’s reasonable judgment, has the resources and financial ability to fund such cost differential.

(iii)                               Such Excess TI Costs, together with the remaining TI Allowance and Unused Capital Improvement Allowance, is herein referred to as the “TI Fund.” Funds so deposited by Tenant shall be the first thereafter disbursed to pay TI Costs. Notwithstanding anything to the contrary set forth in this Section 5(g), Tenant shall be fully and solely liable for TI Costs. If upon substantial completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

(h)                                 Payment for TI Costs.  Landlord shall pay TI Costs once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers, inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for such Tenant Improvements.

(i)                                     Reimbursements.  Landlord shall pay any amounts owed pursuant to Section 5(d) or Section 5(e) within 30 days of Landlord’s receipt of written invoice from Tenant together with any other documentation reasonably required by Landlord including, certifications, lien waivers, inspection reports, invoices and any other matters Landlord customarily obtains.

6.                                       Landlord’s Work.  Within a reasonable time from the execution of the Third Amendment, Landlord shall, at Landlord’s sole cost and expense, recaulk the windows to eliminate air infiltration and install solar film (collectively, “Landlord’s Work”). Tenant acknowledges that Landlord shall require access to portions of the Premises in order to complete Landlord’s Work. Landlord and its contactors and agents shall have the right to enter the Premises to complete Landlord’s Work and Tenant shall cooperate with Landlord in connection with the same. Tenant acknowledges that Landlord’s completion of Landlord’s Work may adversely affect Tenant’s use and occupancy of the Premises. Tenant waives all claims against Landlord in connection with Landlord’s Work including, without limitation, claims for rent abatement

7.                                       Miscellaneous.

(a)                                  Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)                                 Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)                                  Counterparts.  This Work Letter may be executed in any number of counterparts but all counterparts taken together shall constitute a single document.

(d)                                 Governing Law.  This Work Letter shall be governed by, construed and enforced in accordance with the internal laws of the state in which the Premises are located, without regard to choice of law principles of such State.

(e)                                  Time of the Essence.  Time is of the essence of this Work Letter and of each and all provisions thereof.

(f)                                    Default.  Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Fund during any period Tenant is in Default under the Lease.

(g)                                 Severability.  If any term or provision of this Work Letter is declared invalid or unenforceable, the remainder of this Work Letter shall not be affected by such determination and shall continue to be valid and enforceable.

(h)                                 Merger.  All understandings and agreements, oral or written, heretofore made between the parties hereto and relating to Tenant’s Work are merged in this Work Letter, which alone (but inclusive of provisions of the Lease incorporated herein and the final approved constructions drawings and specifications prepared pursuant hereto) fully and completely expresses the agreement between Landlord and Tenant with regard to the matters set forth in this Work Letter.

(i)                                     Entire Agreement.  This Work Letter is made as a part of and pursuant to the Lease and, together with the Lease, constitutes the entire agreement of the parties with respect to the subject matter hereof.  This Work Letter is subject to all of the terms and limitation set forth in the Lease, and neither party shall have any rights or remedies under this Work Letter separate and apart from their respective remedies pursuant to the Lease.

[ Signatures on next page ]

IN WITNESS WHEREOF, Landlord, and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT:

SUPERNUS PHARMACEUTICALS, INC.
a Maryland corporation

By:	/s/ Jack Khattar
Name: Jack Khattar
Title: President & CEO

LANDLORD:

ARE-EAST GUDE LEASE, LLC,
a Delaware limited liability company

By:	ARE ACQUISITIONS, LLC,
a Delaware limited liability company
Its managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
its managing member

		By:	/s/ Jackie Clem
			Name:	Jackie Clem
			Title	VP Real Estate Legal Affairs